Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of TIFF Investment Program of our reports dated February 27, 2020, relating to the financial statements and financial highlights, which appear in TIFF Multi-Asset Fund and TIFF Short-Term Fund’s Annual Report on Form N-CSR for the year ended December 31, 2019. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 29, 2020